Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ended June 30, 2007 in Amendment No. 1 to Registration Statement on Form S-3 of Energy XXI (Bermuda) Limited.

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
August 18, 2008